Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, April 9, 2008

APOGEE Q4, FULL-YEAR EARNINGS INCREASE SIGNIFICANTLY;

OUTLOOK IS FOR GROWTH TO CONTINUE IN FY09

MINNEAPOLIS, MN (April 9, 2007) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2008 fourth quarter and full-year earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY08 FULL YEAR HIGHLIGHTS

•	Revenues were $881.8 million, an increase of 13 percent compared to the prior year.

•	Earnings from continuing operations were a record $1.49 per share, up 33 percent from earnings of $1.12 per share a year ago.

•	Operating margin was 7.5 percent, compared to 6.1 percent the prior year.

•	Architectural segment revenues were up 15 percent, and operating income grew 33 percent compared to the prior year.

•	Operating margin was 6.7 percent, up from 5.8 percent the prior year.

•	Large-scale optical segment revenues were flat as expected, and operating income increased 51 percent versus the prior year.

•	Net earnings were $1.67 per share, compared to $1.12 per share last year.

•	Earnings from discontinued operations were $0.18 per share, compared to no earnings in fiscal 2007.

•	Guidance provided for fiscal 2009: earnings from continuing operations are expected to range from $1.82 to $1.94 per share, which would represent a 22 to 30 percent increase over fiscal 2008 results.

FY08 FOURTH QUARTER HIGHLIGHTS

•	Revenues of $243.3 million were up 18 percent from the prior-year period.

•	Operating income was $22.5 million, up 66 percent from the prior-year period.

•	Operating margin was 9.2 percent, compared to 6.6 percent in the prior-year period.

•	Earnings from continuing operations were $0.49 per share versus $0.32 per share a year earlier.

•	Fourth-quarter acquisition of Tubelite was neutral to earnings per share.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Architectural segment revenues grew 21 percent, and operating income increased 64 percent versus the prior-year period.

•	Large-scale optical segment revenues declined 9 percent as expected, and operating income increased 33 percent versus the prior-year period.

•	Net earnings, including discontinued operations, were $0.50 per share versus $0.34 per share in the prior-year period.

Commentary

“Fiscal 2008 was another year of record earnings for Apogee,” said Russell Huffer, Apogee chairman and chief executive officer. “We had strong operating income in both our architectural and large-scale optical segments.” He added that both segments also had significant growth in fourth quarter earnings, with drivers for each of the segments consistent for the fourth quarter and full year.

“Our architectural segment has been operating well in markets that are using more and more value-added design and energy-efficient products,” he said. “Project mix, pricing, high capacity utilization and productivity improvements contributed to our strong performance and improving operating margins.

“As we enter fiscal 2009, we are positioned for continued strong growth for our architectural segment,” said Huffer. “We started the new year with our highest architectural backlog ever – $510.9 million. We have strong visibility for fiscal 2009 and into fiscal 2010 due to our backlog, project commitments, strong bidding activity and the construction levels and green building trends in markets we serve.

“Turning to the large-scale optical segment, earnings again benefited from an increased mix of our best value-added framing glass products,” he said. “Although retail and picture framing market conditions softened during the year, we continue to convert framers to these great products.

“We made two strategic moves in fiscal 2008 that began to contribute to growing our architectural segment,” said Huffer. “In the fourth quarter, we acquired Tubelite, with annual revenues of approximately $60 million. Tubelite fabricates aluminum storefront, entrance and curtainwall products for the U.S. commercial construction industry, a large adjacent market we didn’t previously serve. We also completed our exit of windshield manufacturing operations and have now converted that facility to serve our strongest business, architectural glass fabrication.

“In the fourth quarter, we repurchased approximately 339,000 shares at an average price of $15.96 per share, for a total of $5.4 million,” Huffer added. “We hadn’t repurchased shares for several quarters and felt it was an attractive investment.”

FOURTH QUARTER SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $223.4 million were up 21 percent over the prior-year period.

•	Revenues grew for all businesses, with the greatest increase in architectural glass as we ramp up new capacity at our Utah and converted Minnesota facilities.

•	Operating income was $19.9 million, up 64 percent from a year ago.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•

Operating margin was 8.9 percent, compared to 6.6 percent in the prior-year period. Drivers were project mix in architectural glass and engineered windows, pricing, high capacity utilization and productivity improvements.

•	Segment backlog grew to $510.9 million, up 21 percent from $423.8 million in the prior-year period and 12 percent from $456.7 million at the end of the third quarter.

•	Backlog is strong, providing good visibility into upcoming fiscal years.

•	Approximately $368 million, or 72 percent, of the backlog is to be delivered in fiscal 2009; and approximately $125 million, or 25 percent, in fiscal 2010.

Large-Scale Optical Technologies

•	Revenues of $19.9 million declined 9 percent compared to the prior-year period, as expected.

•	Operating income was $3.3 million, up 33 percent from the prior-year period.

•	Operating margin was 16.7 percent, compared to 11.4 percent in the prior-year period.

•	The mix of our best value-added framing glass products exceeded 50 percent of product revenue for a second consecutive quarter.

Equity in Affiliates

•	There was a loss of $0.3 million from the PPG Auto Glass, LLC joint venture, compared to earnings of $0.4 million in the prior-year period.

Discontinued Operations

•	Earnings of $0.3 million, net of tax, related to our exit from the auto glass segment. This compares to earnings of $0.4 million in the prior-year period.

Financial Condition

•

Long-term debt was $58.2 million, compared to $35.4 million at the end of fiscal 2007 and up from $20.6 million at the end of the third quarter. The fourth quarter increase in debt was due to the $45.7 million acquisition of Tubelite and the share repurchase of $5.4 million, partially offset by operating cash flow.

•	Long-term debt-to-total-capital ratio was 17.0 percent, up from 13.1 percent at fiscal 2007 year end.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $69.7 million, compared to $82.1 million at the end of the third quarter and $70.4 million at the end of fiscal 2007. The decrease from the third quarter is the result of success in managing working capital needs during the quarter.

•	Depreciation and amortization were $22.8 million, up 23 percent from the prior year.

•

Capital expenditures for fiscal 2008 were $55.2 million, compared to $39.9 million in the prior year. Fiscal 2008 included spending on capacity expansions and productivity improvements in both operating segments.

•	Full-year tax rate was 30.7 percent.

OUTLOOK

“We are expecting another outstanding year in fiscal 2009,” said Huffer. “We are entering the year stronger than ever in our architectural segment, which will drive our performance this year. Demand for our architectural products and services remains healthy, our backlog is at a record level, new capacity is in place, and we have opportunities for further operational improvements.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“We are expecting to earn from $1.82 to $1.94 per share from continuing operations, which would represent a 22 to 30 percent increase over fiscal 2008 results,” he said. “At the same time, we anticipate revenue growth of 12 to 15 percent.

“Looking ahead to fiscal 2010, our longer term goals of 8 percent annual revenue growth and 20 percent average earnings growth remain achievable, despite mixed signals from industry forecasters,” said Huffer. “We are positive about the prospects for our business based on the size and mix of our backlog for fiscal 2010 and our bidding activity, as well as the increase in green building and our ability to expand into markets currently underserved by Apogee, including the broader, small project and international markets.

“For the current year, we expect our architectural business will increase revenues 13 to 16 percent and achieve an operating margin ranging from 8.0 to 8.3 percent,” he said. “This margin outlook shows continued improvement from our fiscal 2008 operating margin of 6.7 percent. In fiscal 2009, we are expecting a more balanced project mix, compared to the fiscal 2008 fourth quarter when our operating margin was 8.9 percent with favorable project mix and timing in our window business.

“Our picture framing business continues to convert customers to our best framing glass and acrylic products,” Huffer said. “As a result, in a soft retail and custom picture framing market, we expect to maintain revenues, with margins ranging from 17.5 to 18.5 percent.

“We have great businesses, solid markets and backlogs, new capacity and our businesses are executing well,” said Huffer. “I’m feeling very good about the future prospects and potential for Apogee and its businesses.”

The following statements are based on current expectations for fiscal 2009. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 12 to 15 percent.

•	Architectural segment revenues are expected to increase 13 to 16 percent.

•	Large-scale optical segment revenues are expected to be flat.

•

Annual gross margins are expected to be slightly less than 22.5 percent; increased pricing, operational improvements and cost reductions are expected to more than offset increases in wages, health care, energy, materials and freight.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be slightly less than 14 percent.

•	Expected annual operating margins by segment are: architectural, 8.0 to 8.3 percent; and large-scale optical, 17.5 to 18.5 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to have pre-tax earnings of approximately $1.5 million.

•

Full-year capital expenditures are projected to be approximately $60 million, including capital for modernization of the architectural window facility, and capacity expansions and productivity improvements in both operating segments.

•	Depreciation and amortization are estimated at approximately $32 million for the year.

•	Debt is expected to be $35 to $45 million at year end.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

•	Fiscal 2009 earnings per share from continuing operations are expected to range from $1.82 to $1.94.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) ramp up to full production of the third Viracon plant in a timely and cost-efficient manner; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, April 10. To participate in the teleconference, call 1-800-901-5217 toll free or 617-786-2964 international, access code 21196794. The replay will be available from noon Central Time on Thursday, April 10, through midnight Central Time on Thursday, April 17 by calling 1-888-286-8010 toll free, access code 44227696. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended March 1, 2008	Thirteen Weeks Ended March 3, 2007	% Change	Fifty-two Weeks Ended March 1, 2008	Fifty-three Weeks Ended March 3, 2007	% Change
Net sales	$243,276	$206,202	18%	$881,809	$778,847	13%
Cost of goods sold	188,091	165,971	13%	696,659	630,433	10%

Gross profit	55,185	40,231	37%	185,150	148,414	25%
Selling, general and administrative expenses	32,735	26,676	23%	118,691	100,689	18%

Operating income	22,450	13,555	66%	66,459	47,725	39%
Interest income	262	201	30%	972	1,024	-5%
Interest expense	898	354	154%	2,485	2,652	-6%
Other income (expense), net	47	(7)	N/M	128	(22)	N/M
Equity in (loss) income of affiliated companies	(281)	361	N/M	(2,772)	2,724	N/M

Earnings from continuing operations before income taxes and other items below	21,580	13,756	57%	62,302	48,799	28%
Income taxes	7,487	4,518	66%	19,132	17,147	12%

Earnings from continuing operations	14,093	9,238	53%	43,170	31,652	36%
Earnings from discontinued operations	292	437	-33%	5,381	1	N/M

Net earnings	$14,385	$9,675	49%	$48,551	$31,653	53%

Earnings per share - basic:
Earnings from continuing operations	$0.50	$0.33	52%	$1.52	$1.14	33%
Earnings from discontinued operations	$0.01	$0.02	-50%	$0.19	$—	N/M
Net earnings	$0.51	$0.35	46%	$1.71	$1.14	50%
Average common shares outstanding	28,269,264	27,912,112	1%	28,319,279	27,688,386	2%
Earnings per share - diluted:
Earnings from continuing operations	$0.49	$0.32	53%	$1.49	$1.12	33%
Earnings from discontinued operations	$0.01	$0.02	-50%	$0.18	$—	N/M
Net earnings	$0.50	$0.34	47%	$1.67	$1.12	49%
Average common and common equivalent shares outstanding	28,927,508	28,670,788	1%	29,053,846	28,246,464	3%
Cash dividends per common share	$0.0740	$0.0675	10%	$0.2830	$0.2650	7%

Business Segments Information (Unaudited)

	Thirteen Weeks Ended March 1, 2008	Thirteen Weeks Ended March 3, 2007	% Change	Fifty-two Weeks Ended March 1, 2008	Fifty-three Weeks Ended March 3, 2007	% Change
Sales
Architectural	$223,374	$184,312	21%	$798,819	$694,888	15%
Large-Scale Optical	19,903	21,968	-9%	82,993	84,082	-1%
Eliminations	(1)	(78)	99%	(3)	(123)	98%

Total	$243,276	$206,202	18%	$881,809	$778,847	13%

Operating income (loss)
Architectural	$19,853	$12,120	64%	$53,549	$40,323	33%
Large-Scale Optical	3,320	2,496	33%	15,398	10,215	51%
Corporate and other	(723)	(1,061)	32%	(2,488)	(2,813)	12%

Total	$22,450	$13,555	66%	$66,459	$47,725	39%

Consolidated Condensed Balance Sheets (Unaudited)

	March 1, 2008	March 3, 2007
Assets
Current assets	$259,230	$222,484
Net property, plant and equipment	176,676	134,256
Other assets	126,566	92,421

Total assets	$562,472	$449,161

Liabilities and shareholders' equity
Current liabilities	$177,315	$145,859
Long-term debt	58,200	35,400
Other liabilities	42,374	32,234
Shareholders' equity	284,583	235,668

Total liabilities and shareholders' equity	$562,472	$449,161

N/M = Not meaningful

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended March 1, 2008	Fifty-three Weeks Ended March 3, 2007
Net earnings	$48,551	$31,653
Net earnings from discontinued operations	(5,381)	(1)
Depreciation and amortization	22,776	18,536
Stock-based compensation	7,374	5,127
Results from equity investments	2,771	(2,724)
Other, net	2,557	(5,105)
Changes in operating assets and liabilities	7,588	585

Net cash provided by continuing operating activities	86,236	48,071

Capital expenditures	(55,208)	(39,893)
Proceeds on sale of property	354	1,650
Acquisition of businesses, net of cash acquired	(45,691)	(444)
Purchases of marketable securities, net of sales proceeds	(3,039)	(1,070)
Other investing activities	—	5,000

Net cash used in investing activities	(103,584)	(34,757)

Net proceeds from (payments on) long-term debt and revolving credit agreement	22,800	(9,800)
Proceeds from issuance of common stock, net of cancellations	3,085	6,702
Repurchase and retirement of common stock	(5,414)	—
Dividends paid	(8,192)	(9,312)
Other, net	2,563	1,758

Net cash provided by (used in) financing activities	14,842	(10,652)

Cash provided by (used in) discontinued operations	8,583	(1,151)

Increase in cash and cash equivalents	6,077	1,511
Cash and cash equivalents at beginning of year	6,187	4,676

Cash and cash equivalents at end of period	$12,264	$6,187

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com